Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, February 25, 2009	Rich Sheffer (952) 887-3753

DONALDSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS (Feb. 25, 2009) — Donaldson Company, Inc. (NYSE: DCI) announced second quarter FY09 diluted earnings per share (“EPS”) of $0.43, up from $0.42 last year. Net income was $33.8 million, compared to $34.1 million last year. Sales were $460.6 million, down from $511.8 million in the second quarter of FY08.

For the six-month period diluted EPS was $1.03, an increase of 8 percent from $0.95 last year. Net income increased 6 percent to $81.8 million versus $77.4 million last year. Sales were $1.034 billion, about equal to the $1.037 billion in FY08.

“Although we had a good start to FY09 with our first quarter, we had forecast a deteriorating global economic environment. Unfortunately, the global recession hit us quickly and hard in our second quarter,” said Bill Cook, Chairman, President and CEO. “The drop in our sales volume was widespread, and particularly in our Engine Products segment. We did see continued strong sales in our aerospace and defense, retrofit emissions, and gas turbine businesses, which helped to offset the weaknesses in our other end markets. Conditions were also generally weak internationally, as local currency sales decreased 14 percent in Asia and 7 percent in Europe, while sales in the Americas were flat as compared to last year.”

“The rapid drop in sales volumes caused under absorption of fixed manufacturing and operating expenses. In addition to our continued focus on operating expense controls and product cost reductions, we completed restructuring actions within many of our businesses as we balanced our staffing with our Customers’ current order levels. Consequently, we have already reduced our global workforce by approximately 1,850 temporary, contract, and regular employees since the beginning of this fiscal year and incurred $4.3 million of restructuring costs during the current quarter. As a result of the combination of the under absorption of fixed costs and our restructuring related expenses, our operating margin in the second quarter was 6.0 percent and below last year’s margin of 9.9 percent.

“On a more positive note, our balance sheet remains strong, and we expect to continue generating excess free cash flow to fund our operations. For the six-month period, we have generated $70.6 million in free cash flow, a $52.6 million increase over the prior year.”

“In order to further balance our business with current business conditions, we are planning additional restructuring actions in our third quarter. We expect that the combination of our restructuring actions to date together with those still planned will generate approximately $85 million of ongoing annualized cost savings when completed. In addition, since a significant

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Donaldson Company, Inc.

February 25, 2009

portion of our pay is “at risk” and paid based on our actual financial performance, executive officer compensation is expected to be reduced by 30 to 50 percent this year due to lower incentive payouts. In addition, officer base salaries have been frozen at January 2008 levels.”

“While we don’t have visibility of either the length or depth of this recession, we are now planning for this global downturn to continue at least through the balance of calendar year 2009. While we started taking action early and quickly to cut our costs, these were still very difficult but necessary decisions to make. We will continue to closely monitor our incoming Customer order levels and make further adjustments as necessary. Our objective is to proactively protect the health of our Company and successfully lead it through the volatility and difficulties of the current economic conditions. By accomplishing this, we will be well positioned to profitably capitalize on emerging market opportunities and return to our long-range strategic growth plans as economic conditions eventually improve.”

“While FY09 looks to be the most challenging year for Donaldson since at least the early 1980s, we are fortunately a very different Company now than we were then. As a result, we expect that the strength of our diversified global portfolio of filtration businesses, our strong culture of cost management, and our ongoing focus on filtration technology leadership will allow us to emerge from the current downturn in an even stronger competitive position.”

Financial Statement Discussion

The impact of foreign currency translation decreased reported sales by $24.2 million, or 4.7 percent, in the quarter and $20.6 million, or 2.0 percent, year-to-date. The impact of foreign currency translation decreased reported net earnings by $1.6 million, or 4.8 percent, in the quarter and $2.0 million, or 2.5 percent, year-to-date.

Gross margin was 29.1 percent for the quarter and 31.0 percent year-to-date, compared to prior year margins of 31.9 percent and 32.4 percent, respectively. Higher under absorption of fixed costs due to the drop in our production volumes negatively impacted our gross margin. We also had $2.4 million in restructuring costs which reduced our gross margin. Purchased material costs remained higher than last year’s levels and have mostly been offset by a combination of internal cost reduction efforts and selective price increases to our Customers.

Operating expenses for the quarter were 23.0 percent of sales, up from 22.0 percent last year. The second quarter included $1.9 million in restructuring costs and $2.8 million for the majority of our annual stock option expense. Year-to-date operating expenses were 21.6 percent of sales, up from 21.4 percent last year. We continue to focus on our expense reduction efforts, including a hiring freeze, targeted restructuring, and other discretionary spending cuts.

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Donaldson Company, Inc.

February 25, 2009

We had several longstanding, multiyear tax audits and court cases conclude favorably in the second quarter resulting in the recognition of $14.7 million in one-time benefits, plus another $0.3 million of tax benefits primarily from the retroactive reduction of the tax rate in one of our foreign entities. As a result, the effective tax rate for the quarter was a benefit of (31.5) percent, compared to a prior year rate of 30.0 percent. Year-to-date, the effective tax rate was 13.2 percent compared to a prior year rate of 28.4 percent.

Free cash flow was $30.3 million in the quarter versus $7.6 million last year. The improvement was driven by a reduction in working capital and lower capital expenditures. We repurchased no shares during the quarter and have repurchased 802,000 shares year-to-date for $32.8 million.

FY09 Outlook

Engine Products: We now forecast full year sales to decrease 11 to 16 percent, inclusive of the impact of foreign currency translation.

•

In our NAFTA Transportation Products, we are not expecting a prebuy in advance of the 2010 diesel emission regulations and believe that build rates for heavy- and medium-duty trucks will be down 20 to 30 percent from last year. Build rates are also forecast to be down similarly in Europe and Japan.

•	Demand in our aerospace and defense end markets is projected to begin to moderate, but we should benefit from our recent acquisition of Western Filter.

•	We expect global construction, mining, and light industrial markets to remain weak. Based on recent Customer announcements, we also believe that the global farm equipment market will soften.

•

Our Aftermarket sales are expected to decline due to the drop in economic activity that has negatively impacted utilization rates for both trucks and off-road equipment. We believe the increasing amount of equipment in the field with our PowerCore® technology as well as our other proprietary filtration systems will partially offset the weak utilization rates.

Industrial Products: We now forecast full year sales to decrease 10 to 15 percent, inclusive of the impact of foreign currency translation.

•

Our Industrial Filtration Solutions sales are projected to decrease 10 to 15 percent. We expect the rapidly weakening global manufacturing environment to be partially offset by the growing demand for our new products, such as Torit® PowerCore.

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Donaldson Company, Inc.

February 25, 2009

•

While we anticipate full year unit volume to be flat in our gas turbine business, we forecast our full year gas turbine filter sales to decrease 2 to 7 percent due to the impact of foreign currency translation.

•	Special Applications Products’ sales are projected to decrease 15 to 20 percent due to weak conditions in the hard disk drive market.

Other:

•

We forecast total Company sales to be between $1.9 and $2.0 billion, or down 10 to 15 percent for the year. Foreign currency translation is expected to account for about 40 percent of this decrease. This assumes the Euro at $1.28 and 91 Yen to the US $.

•	Due to our lower sales outlook, we believe that under absorption of fixed costs will continue and as a result have reduced our full year operating margin guidance to between 9.5 to 10.0 percent.

•	Following the favorable resolution of several tax contingencies in the second quarter, our full year tax rate should be between 21 and 23 percent.

•	With the reduction in our outlook due to the combination of exchange rates and weaker Customer demand, we now forecast our full year FY09 EPS to be between $1.70 and $1.90.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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Donaldson Company, Inc.

February 25, 2009

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing and deepening economic downturn that is negatively impacting all regions of the world, the recent significant reduction in sales volume and orders, our Customers’ financial condition, currency fluctuations, commodity prices, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the unprecedented economic stimulus measures being implemented by governments around the world, the implementation of our new information systems, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 25, 2009

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2009	2008	2009	2008
Net sales	$460,601	$511,763	$1,033,861	$1,037,339

Cost of sales	326,589	348,578	713,146	701,290

Gross margin	134,012	163,185	320,715	336,049

Operating expenses	106,165	112,551	223,181	221,635

Operating income	27,847	50,634	97,534	114,414

Other income, net	(2,574)	(2,154)	(5,678)	(2,022)

Interest expense	4,728	4,133	9,018	8,316

Earnings before income taxes	25,693	48,655	94,194	108,120

Income taxes	(8,100)	14,585	12,439	30,727

Net earnings	$33,793	$34,070	$81,755	$77,393

Weighted average shares outstanding	77,765,961	79,739,919	77,834,578	79,793,419

Diluted shares outstanding	78,870,019	81,702,900	79,337,198	81,811,985

Net earnings per share	$0.43	$0.43	$1.05	$0.97

Net earnings per share assuming dilution	$0.43	$0.42	$1.03	$0.95

Dividends paid per share	$0.115	$0.100	$0.225	$0.200

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Donaldson Company, Inc.

February 25, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2009	July 31 2008
ASSETS

Cash and cash equivalents	$76,029	$83,357
Accounts receivable – net	326,871	413,863
Inventories – net	210,142	264,129
Prepaids and other current assets	85,178	92,408

Total current assets	698,220	853,757

Other assets and deferred taxes	325,233	279,706
Property, plant and equipment – net	366,638	415,159

Total assets	$1,390,091	$1,548,622
LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$130,654	$200,967
Employee compensation and other liabilities	130,953	170,667
Notes payable	111,472	139,404
Current maturity long-term debt	5,565	5,669

Total current liabilities	378,644	516,707

Long-term debt	256,681	176,475
Other long-term liabilities	91,277	115,405

Total liabilities	726,602	808,587

Equity	663,489	740,035

Total liabilities and equity	$1,390,091	$1,548,622

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Donaldson Company, Inc.

February 25, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2009	2008
OPERATING ACTIVITIES

Net earnings	$81,755	$77,393
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,101	27,967
Changes in operating assets and liabilities	(4,242)	(53,222)
Tax benefit of equity plans	(2,182)	(5,894)
Stock compensation plan expense	3,379	5,435
Other, net	(13,993)	(5,402)
Net cash provided by operating activities	93,818	46,277

INVESTING ACTIVITIES

Net expenditures on property and equipment	(23,251)	(28,345)
Acquisitions, investments and divestitures, net	(74,626)	1,000
Net cash used in investing activities	(97,877)	(27,345)

FINANCING ACTIVITIES

Purchase of treasury stock	(32,773)	(46,160)
Net change in debt	55,889	23,775
Dividends paid	(17,411)	(15,838)
Tax benefit of equity plans	2,182	5,894
Other, net	2,494	4,715
Net cash provided by/(used in) financing activities	10,381	(27,614)

Effect of exchange rate changes on cash	(13,650)	2,451

Decrease in cash and cash equivalents	(7,328)	(6,231)

Cash and cash equivalents – beginning of year	83,357	55,237

Cash and cash equivalents – end of period	$76,029	$49,006

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Donaldson Company, Inc.

February 25, 2009

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2009:
Net sales	$242,090	$218,511	—	$460,601
Earnings before income taxes	10,399	17,423	(2,129)	25,693

3 Months Ended January 31, 2008:
Net sales	$284,341	$227,422	—	$511,763
Earnings before income taxes	29,434	20,417	(1,196)	48,655

6 Months Ended January 31, 2009:
Net sales	$550,867	$482,994	—	$1,033,861
Earnings before income taxes	46,544	51,991	(4,341)	94,194

6 Months Ended January 31, 2008:
Net sales	$577,496	$459,843	—	$1,037,339
Earnings before income taxes	71,823	44,432	(8,135)	108,120

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2009	2008	2009	2008
Engine Products segment:
Off-Road Products	$93,871	$106,842	$208,695	$211,466
Transportation Products	16,422	28,666	44,144	58,755
Aftermarket Products	131,797	148,833	298,028	307,275
Total Engine Products segment	$242,090	$284,341	$550,867	$577,496

Industrial Products segment:
Industrial Filtration Solutions Products	$127,397	$138,802	$282,604	$275,096
Gas Turbine Products	56,995	41,252	116,880	90,188
Special Applications Products	34,119	47,368	83,510	94,559
Total Industrial Products segment	$218,511	$227,422	$482,994	$459,843

Total Company	$460,601	$511,763	$1,033,861	$1,037,339

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Donaldson Company, Inc.

February 25, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2009	2008	2009	2008

Free cash flow	$30,263	$7,576	$70,567	$17,932
Net capital expenditures	11,792	16,866	23,251	28,345
Net cash provided by operating activities	$42,055	$24,442	$93,818	$46,277

EBITDA	$44,853	$66,455	$131,381	$143,760
Income taxes	8,100	(14,585)	(12,439)	(30,727)
Interest expense (net)	(4,133)	(3,892)	(8,086)	(7,673)
Depreciation and amortization	(15,027)	(13,908)	(29,101)	(27,967)

Net earnings	$33,793	$34,070	$81,755	$77,393

Net sales, excluding foreign currency translation	$484,770	$484,689	$1,054,437	$989,653
Foreign currency translation	(24,169)	27,074	(20,576)	47,686

Net sales	$460,601	$511,763	$1,033,861	$1,037,339

Net earnings, excluding foreign currency translation	$35,420	$30,554	$83,724	$70,625
Foreign currency translation	(1,627)	3,516	(1,969)	6,768

Net earnings	$33,793	$34,070	$81,755	$77,393

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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